Exhibit 23.1

Consent of Independent Auditor

We consent to the use and the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-120142, 333-152943, 333-159219, and 333-188436) and the Registration Statements on Form S-3 (File Nos. 333-127585, 333-163945 and 333-178792) in the related Prospectuses of Kite Realty Group Trust of our report dated January 31, 2014 with respect to the statement of revenues and certain expenses of OZ/CLP Hunter’s Creek LLC, OZ/CLP Lakewood LLC, OZ/CLP Northdale LLC, OZ/CLP Burnt Store LLC, OZ/CLP Portofino LP, OZ/CLP Kingwood Commons LP, OZ/CLP Clay LLC, OZ/CLP Trussville I LLC, OZ/CLP Trussville II LLC, and OZ/CLP Beechwood LLC, included in this Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 31, 2014.

/s/ Sellers Richardson Holman & West, LLP

Birmingham, AL
January 31, 2014